Exhibit 99.1

Beacon Roofing Supply Reports Third Quarter 2019 Results

•	Third quarter net sales of $1.92 billion vs. $1.93 billion in the prior year
•	Third quarter net income of $31.0 million vs. $49.4 million in the prior year; Adjusted Net Income (Loss) of $72.6 million vs. $93.4 million in the prior year
•	Third quarter EPS of $0.32 vs. $0.55 in the prior year; Adjusted EPS of $0.92 vs. $1.18 in the prior year
•	Third quarter results reflect negative impact of rainfall levels (up 25-30% vs. prior year) on net sales; estimated $0.20 drag on Adjusted EPS

HERNDON, VA.—(BUSINESS WIRE)—August 6, 2019—Beacon Roofing Supply, Inc. (Nasdaq: BECN) (“Beacon” or the “Company”) announced results today for its third quarter and nine-month period ended June 30, 2019 (“2019”).

Paul Isabella, the Company's President and Chief Executive Officer, stated: “Although our fiscal third quarter results fell short of expectations, there were several positives supporting optimism for the fourth quarter and fiscal year 2020. Most notably, we saw a 3% organic sales increase within our residential product line, our 2nd consecutive quarter of positive growth. In addition, we reduced our debt and our digital platform performance was exceptional; Beacon Pro+ is unquestionably continuing to evolve as a differentiator in the marketplace. July results also were favorable on a daily sales basis, suggesting underlying demand remains healthy. Overall, third quarter results were hampered by persistent weather challenges, resulting primarily from 25-30% more rain days compared to the prior year. This translates into approximately $85 million of sales and 20 cents of Adjusted EPS impact, affecting both gross margins and operating expense leverage. To further right size our fixed cost structure, we have taken specific company-wide actions that will generate annualized savings of approximately $25 million. These efforts will result in greater operating leverage when volumes increase, as expected in Q4 and next year. Beacon will remain focused on our growth initiatives and cost reduction in order to maximize performance for our shareholders.”

Third Quarter

Net sales decreased 0.5% to $1.92 billion in 2019, from $1.93 billion in 2018. Residential roofing product sales increased 2.9%, non-residential roofing product sales decreased 2.4% and complementary product sales decreased 3.6% over the prior year. Existing markets net sales decreased 1.1% compared to the prior year period, primarily due to higher rainfall levels across the U.S. in the current period, which negatively impacted contractor installations. The third quarter of fiscal years 2019 and 2018 each had 64 business days.

Net income (loss) attributable to common shareholders was $25.0 million, compared to $43.4 million in 2018. Diluted net income (loss) per share (“EPS”) was $0.32, compared to $0.55 in 2018. Third quarter results were negatively impacted by reduced gross margins and higher operating costs. The Company implemented actions at the end of the quarter to significantly reduce its cost structure to align with its long-term goals.

Adjusted Net Income (Loss) was $72.6 million, compared to $93.4 million in 2018. Adjusted EPS was $0.92, compared to $1.18 in 2018. Adjusted EBITDA was $157.8 million, compared to $187.7 million in 2018. (Please see the included financial tables for a reconciliation of “Adjusted” financial measures to the most directly comparable GAAP financial measures as well as further detail on the components driving the net changes over the comparative periods.)

Nine Months

Net sales increased 13.2% to $5.08 billion, up from $4.48 billion in the comparative 2018 period. Residential roofing product sales increased 8.7%, non-residential roofing product sales increased 4.8% and complementary product sales increased 27.1% over the prior year. Existing markets net sales increased 0.9% compared to the prior year period, primarily due to sales gains in our Northeast and Mid-Atlantic markets. The first nine months of fiscal years 2019 and 2018 each had 189 business days.

Net income (loss) attributable to common shareholders was $(56.0) million, compared to $38.3 million in 2018. EPS was $(0.82), compared to $0.51 in 2018. The nine-month results were negatively impacted by higher operating costs and increases in interest expense and preferred dividend payments that were both related to the acquisition of Allied. In addition, 2018 results include a $49.2 million net tax benefit resulting from the enactment of the Tax Cuts and Jobs Act of 2017. The nine-month results were positively impacted by price gains across all product lines.

Adjusted Net Income (Loss) was $94.2 million, compared to $122.6 million in 2018. Adjusted EPS was $1.21, compared to $1.62 in 2018. Adjusted EBITDA was $307.0 million, compared to $305.3 million in 2018. (Please see the included financial tables for a reconciliation of “Adjusted” financial measures to the most directly comparable GAAP financial measures as well as further detail on the components driving the net changes over the comparative periods).

The Company will host a webcast and conference call today at 5:00 p.m. ET to discuss these results. The webcast link and call-in details are as follows:

What:	Beacon Roofing Supply Third Quarter 2019 Earnings Conference Call
When	Tuesday, August 6, 2019
Time:	5:00 p.m. ET
Webcast:	http://ir.beaconroofingsupply.com/events.cfm (live and replay)
Live Call:	720-634-9063; Conf. ID #2640209

To assure timely access, conference call participants should dial in prior to the 5:00 p.m. ET start time.

Forward-Looking Statements

This release contains information about management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the "Risk Factors" section of the Company's latest Form 10-K. In addition, the forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this press release.

About Beacon Roofing Supply

Founded in 1928, Beacon Roofing Supply is the largest publicly traded distributor of residential and commercial roofing materials and complementary building products in North America, operating over 500 branches throughout all 50 states in the U.S. and 6 provinces in Canada. Beacon serves an extensive base of over 100,000 customers, utilizing its vast branch network and diverse service offerings to provide high-quality products and support throughout the entire business lifecycle. Beacon also offers its own private label brand, TRI-BUILT, and has a proprietary digital account management suite, Beacon Pro+, which allows customers to manage their businesses online. A Fortune 500 company, Beacon’s stock is traded on the Nasdaq Global Select Market under the ticker symbol BECN. To learn more about Beacon and its brands, please visit www.becn.com.

Beacon Roofing Supply, Inc.
Joseph Nowicki, Executive VP & CFO

571-323-3939
JNowicki@becn.com

BEACON ROOFING SUPPLY, INC.

Consolidated Statements of Operations

(Unaudited; In thousands, except share and per share amounts)

	Three Months Ended June 30,				Nine Months Ended June 30,
	2019	% of Net Sales	2018	% of Net Sales	2019	% of Net Sales	2018	% of Net Sales
Net sales	$1,924,534	100.0%	$1,934,951	100.0%	$5,075,247	100.0%	$4,482,555	100.0%
Cost of products sold	1,451,998	75.4%	1,441,057	74.5%	3,832,154	75.5%	3,380,531	75.4%
Gross profit	472,536	24.6%	493,894	25.5%	1,243,093	24.5%	1,102,024	24.6%
Operating expense[1]:
Selling, general and administrative	328,827	17.1%	323,194	16.7%	976,928	19.3%	858,534	19.2%
Depreciation	17,731	0.9%	15,811	0.8%	52,779	1.0%	41,640	0.9%
Amortization	51,724	2.7%	50,076	2.6%	155,508	3.1%	105,339	2.3%
Total operating expense	398,282	20.7%	389,081	20.1%	1,185,215	23.4%	1,005,513	22.4%
Income (loss) from operations	74,254	3.9%	104,813	5.4%	57,878	1.1%	96,511	2.2%
Interest expense, financing costs, and other[2]	38,089	2.0%	37,348	1.9%	116,902	2.3%	99,486	2.2%
Income (loss) before provision for income taxes	36,165	1.9%	67,465	3.5%	(59,024)	(1.2%)	(2,975)	0.0%
Provision for (benefit from) income taxes	5,178	0.3%	18,090	0.9%	(21,032)	(0.5%)	(53,291)	(1.1%)
Net income (loss)	30,987	1.6%	49,375	2.6%	(37,992)	(0.7%)	50,316	1.1%
Dividends on preferred shares[3]	6,000	0.3%	6,000	0.4%	18,000	0.4%	12,000	0.2%
Net income (loss) attributable to common shareholders	$24,987	1.3%	$43,375	2.2%	$(55,992)	(1.1%)	$38,316	0.9%

Weighted-average common stock outstanding:
Basic	68,477,946		68,086,387		68,391,882		67,976,980
Diluted	69,265,384		69,148,143		68,391,882		69,240,040

Net income (loss) per share[4]:
Basic	$0.32		$0.56		$(0.82)		$0.52
Diluted	$0.32		$0.55		$(0.82)		$0.51

______________________________________________

[1]

Operating expense for the three months ended June 30, 2019 and 2018 includes acquisition and business restructuring costs of $7.4 million ($4.9 million, net of taxes) and $10.0 million ($7.1 million, net of taxes), respectively. Operating expense for the nine months ended June 30, 2019 and 2018 includes acquisition and business restructuring costs of $23.0 million ($16.3 million, net of taxes) and $43.8 million ($31.0 million, net of taxes), respectively.

[2]

Interest expense, financing costs, and other for the three months ended June 30, 2019 and 2018 includes acquisition costs of $3.0 million ($2.0 million, net of taxes) and $3.5 million ($2.5 million, net of taxes), respectively. Interest expense, financing costs, and other for the nine months ended June 30, 2019 and 2018 includes acquisition costs of $9.1 million ($6.4 million, net of taxes) and $22.1 million ($15.7 million, net of taxes), respectively.

[3]

Three months ended June 30, 2019 amount is composed of $5.0 million in undeclared cumulative Preferred Stock dividends, as well as an additional $1.0 million of Preferred Stock dividends that had been declared and paid as of period end. Three months ended June 30, 2018 amount is composed of $6.0 million in undeclared cumulative Preferred Stock dividends. Nine months ended June 30, 2019 amount is composed of $5.0 million in undeclared cumulative Preferred Stock dividends, as well as an additional $13.0 million of Preferred Stock dividends that had been declared and paid as of period end. Nine months ended June 30, 2018 amount is composed of $6.0 million in undeclared cumulative Preferred Stock dividends, as well as an additional $6.0 million of Preferred Stock dividends that had been declared and paid as of period end.

[4]

Basic net income (loss) per share is calculated by dividing net income (loss) attributable to common shareholders by the weighted-average number of common shares outstanding during the period, without consideration for common share equivalents or the conversion of Preferred Stock. Common share equivalents consist of the incremental common shares issuable upon the exercise of stock options and vesting of restricted stock unit awards. Diluted net income (loss) per common share is calculated by dividing net income (loss) attributable to common shareholders by the fully diluted weighted-average number of common shares outstanding during the period. The following table presents the components and calculations of basic and diluted net income (loss) per share for each period presented (in thousands, except share and per share amounts):

	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
Net income (loss)	$30,987	$49,375	$(37,992)	$50,316
Dividends on preferred shares	6,000	6,000	18,000	12,000
Net income (loss) attributable to common shareholders	$24,987	$43,375	$(55,992)	$38,316
Undistributed income allocated to participating securities	(3,099)	(5,406)	-	(3,293)
Net income (loss) attributable to common shareholders - basic and diluted	$21,888	$37,969	$(55,992)	$35,023

Weighted-average common shares outstanding - basic	68,477,946	68,086,387	68,391,882	67,976,980
Effect of common share equivalents	787,438	1,061,756	-	1,263,060
Weighted-average common shares outstanding - diluted	69,265,384	69,148,143	68,391,882	69,240,040

Net income (loss) per share - basic	$0.32	$0.56	$(0.82)	$0.52
Net income (loss) per share - diluted	$0.32	$0.55	$(0.82)	$0.51

BEACON ROOFING SUPPLY, INC.

Consolidated Balance Sheets

(Unaudited; In thousands)

	June 30,	September 30,	June 30,
	2019	2018	2018
Assets
Current assets:
Cash and cash equivalents	$27,729	$129,927	$27,551
Accounts receivable, net	1,079,091	1,090,533	1,077,888
Inventories, net	1,124,063	936,047	1,165,389
Prepaid expenses and other current assets	361,831	244,360	337,589
Total current assets	2,592,714	2,400,867	2,608,417
Property and equipment, net	269,041	280,407	288,708
Goodwill	2,490,940	2,491,779	2,321,180
Intangibles, net	1,177,694	1,334,366	1,371,005
Other assets, net	1,243	1,243	1,511
Total assets	$6,531,632	$6,508,662	$6,590,821

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$643,411	$880,872	$719,686
Accrued expenses	590,756	611,539	520,952
Current portions of long-term debt/obligations	19,366	19,661	19,714
Total current liabilities	1,253,533	1,512,072	1,260,352
Borrowings under revolving lines of credit, net	424,011	92,442	482,489
Long-term debt, net	2,494,648	2,494,725	2,494,308
Deferred income taxes, net	110,180	106,994	93,928
Long-term obligations under equipment financing and other, net	6,332	13,639	15,979
Other long-term liabilities	5,352	5,290	6,319
Total liabilities	4,294,056	4,225,162	4,353,375

Convertible preferred stock	399,195	399,195	399,195

Stockholders' equity:
Common stock	684	681	681
Undesignated preferred stock	-	-	-
Additional paid-in capital	1,077,953	1,067,040	1,063,137
Retained earnings	777,842	833,834	792,502
Accumulated other comprehensive income (loss)	(18,098)	(17,250)	(18,069)
Total stockholders' equity	1,838,381	1,884,305	1,838,251
Total liabilities and stockholders' equity	$6,531,632	$6,508,662	$6,590,821

BEACON ROOFING SUPPLY, INC.

Consolidated Statements of Cash Flows

(Unaudited; In thousands)

	Nine Months Ended June 30,
	2019	2018
Operating Activities
Net income (loss)	$(37,992)	$50,316
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	208,287	146,979
Stock-based compensation	12,901	13,133
Certain interest expense and other financing costs	9,077	11,549
Beneficial lease amortization	1,714	-
Loss on debt extinguishment	-	1,726
Gain on sale of fixed assets	(3,470)	(1,131)
Deferred income taxes	3,195	(48,855)
Changes in operating assets and liabilities, net of the effects of businesses acquired in the period:
Accounts receivable	10,970	(52,024)
Inventories	(188,213)	(299,881)
Prepaid expenses and other assets	(117,520)	(19,511)
Accounts payable and accrued expenses	(93,908)	195,948
Other liabilities	62	732
Net cash provided by (used in) operating activities	(194,897)	(1,019)

Investing Activities
Purchases of property and equipment	(44,337)	(34,978)
Acquisition of businesses, net	(163,973)	(2,715,429)
Proceeds from the sale of assets	6,200	750
Net cash provided by (used in) investing activities	(202,110)	(2,749,657)

Financing Activities
Borrowings under revolving lines of credit	1,734,476	2,122,949
Repayments under revolving lines of credit	(1,404,836)	(1,631,978)
Borrowings under term loan	-	970,000
Repayments under term loan	(7,275)	(443,425)
Borrowings under senior notes	-	1,300,000
Payment of debt issuance costs	-	(65,788)
Repayments under equipment financing facilities and other	(7,602)	(8,604)
Proceeds from issuance of convertible preferred stock	-	400,000
Payment of stock issuance costs	-	(1,279)
Payment of dividends on preferred stock	(18,000)	(6,000)
Proceeds from issuance of common stock related to equity awards	1,654	6,950
Taxes paid related to net share settlement of equity awards	(3,639)	(3,975)
Net cash provided by (used in) financing activities	294,778	2,638,850

Effect of exchange rate changes on cash and cash equivalents	31	1,127

Net increase (decrease) in cash and cash equivalents	(102,198)	(110,699)
Cash and cash equivalents, beginning of period	129,927	138,250
Cash and cash equivalents, end of period	$27,729	$27,551

BEACON ROOFING SUPPLY, INC.

Consolidated Sales by Product Line

(Unaudited; In thousands)

Consolidated Sales by Product Line
	Three Months Ended June 30,
	2019		2018		Change
	Net Sales	Mix %	Net Sales	Mix %	$	%
Residential roofing products	$848,259	44.1%	$824,461	42.6%	$23,798	2.9%
Non-residential roofing products	472,105	24.5%	483,524	25.0%	(11,419)	(2.4%)
Complementary building products	604,170	31.4%	626,966	32.4%	(22,796)	(3.6%)
	$1,924,534	100.0%	$1,934,951	100.0%	$(10,417)	(0.5%)

Existing Market[1] Sales by Product Line
	Three Months Ended June 30,
	2019		2018		Change
	Net Sales	Mix %	Net Sales	Mix %	$	%
Residential roofing products	$846,944	44.3%	$821,827	42.5%	$25,117	3.1%
Non-residential roofing products	471,661	24.7%	483,335	25.0%	(11,674)	(2.4%)
Complementary building products	592,020	31.0%	627,301	32.5%	(35,281)	(5.6%)
	$1,910,625	100.0%	$1,932,463	100.0%	$(21,838)	(1.1%)

Existing Market[1] Sales by Business Day[2]
	Three Months Ended June 30,
	2019		2018		Change
	Net Sales	Mix %	Net Sales	Mix %	$	%
Residential roofing products	$13,234	44.3%	$12,841	42.5%	$393	3.1%
Non-residential roofing products	7,370	24.7%	7,552	25.0%	(182)	(2.4%)
Complementary building products	9,250	31.0%	9,802	32.5%	(552)	(5.6%)
	$29,854	100.0%	$30,195	100.0%	$(341)	(1.1%)

__________________________________________________

[1]	Excludes acquired branches that have not been under ownership for at least four fiscal quarters prior to the start of the third quarter of fiscal year 2019.
[2]	There were 64 business days in each of the quarters ended June 30, 2019 and 2018.

BEACON ROOFING SUPPLY, INC.

Consolidated Sales by Product Line

(Unaudited; In thousands)

Consolidated Sales by Product Line
	Nine Months Ended June 30,
	2019		2018		Change
	Net Sales	Mix %	Net Sales	Mix %	$	%
Residential roofing products	$2,168,755	42.7%	$1,995,193	44.6%	$173,562	8.7%
Non-residential roofing products	1,200,546	23.7%	1,145,064	25.5%	55,482	4.8%
Complementary building products	1,705,946	33.6%	1,342,298	29.9%	363,648	27.1%
	$5,075,247	100.0%	$4,482,555	100.0%	$592,692	13.2%

Existing Market[1] Sales by Product Line
	Nine Months Ended June 30,
	2019		2018		Change
	Net Sales	Mix %	Net Sales	Mix %	$	%
Residential roofing products	$1,571,512	53.0%	$1,513,880	51.6%	$57,632	3.8%
Non-residential roofing products	843,062	28.5%	868,354	29.6%	(25,292)	(2.9%)
Complementary building products	546,818	18.5%	551,366	18.8%	(4,548)	(0.8%)
	$2,961,392	100.0%	$2,933,600	100.0%	$27,792	0.9%

Existing Market[1] Sales by Business Day[2]
	Nine Months Ended June 30,
	2019		2018		Change
	Net Sales	Mix %	Net Sales	Mix %	$	%
Residential roofing products	$8,315	53.0%	$8,010	51.6%	$305	3.8%
Non-residential roofing products	4,461	28.5%	4,594	29.6%	(133)	(2.9%)
Complementary building products	2,893	18.5%	2,917	18.8%	(24)	(0.8%)
	$15,669	100.0%	$15,521	100.0%	$148	0.9%

__________________________________________________

[1]	Excludes acquired branches that have not been under ownership for at least four fiscal quarters prior to the start of fiscal year 2019.
[2]	There were 189 business days in each of the nine-month periods ended June 30, 2019 and 2018.

BEACON ROOFING SUPPLY, INC.

Adjusted Net Income (Loss) and Adjusted EPS1

(Unaudited; In thousands, except per share amounts)

	Three Months Ended June 30,				Nine Months Ended June 30,
	2019		2018		2019		2018
	Amount	Per Share[2]	Amount	Per Share[2]	Amount	Per Share[3]	Amount	Per Share[3]
Net income (loss)	$30,987	$0.39	$49,375	$0.63	$(37,992)	$(0.49)	$50,316	$0.67
Adjustments:
Acquisition costs[4]	60,482	0.77	63,561	0.80	185,922	2.38	171,289	2.26
Business restructuring costs[5]	1,664	0.02	-	-	1,664	0.02	-	-
Effects of tax reform[6]	-	-	(1,166)	(0.02)	(462)	(0.01)	(49,149)	(0.65)
Total adjustments	62,146	0.79	62,395	0.78	187,124	2.39	122,140	1.61
Tax impact of total adjustments[7]	(20,563)	(0.26)	(18,370)	(0.23)	(54,946)	(0.69)	(49,860)	(0.66)
Total adjustments, net of tax	41,583	0.53	44,025	0.55	132,178	1.70	72,280	0.95
Adjusted Net Income (Loss)	$72,570	$0.92	$93,400	$1.18	$94,186	$1.21	$122,596	$1.62

____________________________________________

[1]

Adjusted Net Income (Loss) is defined as net income that excludes acquisition costs, business restructuring costs, and the effects of tax reform. Adjusted net income (loss) per share or "Adjusted EPS" is calculated by dividing the Adjusted Net Income (Loss) for the period by the weighted-average diluted shares outstanding for the period after assuming the full conversion of the participating Preferred Stock.

[2]

The weighted-average share count utilized in the calculation of Adjusted EPS for the three months ended June 30, 2019 is 78,960,003, which is equal to the 69,265,384 diluted weighted-average shares outstanding plus the assumed conversion of 9,694,619 weighted-average shares of participating Preferred Stock. The weighted-average share count utilized in the calculation of Adjusted EPS for the three months ended June 30, 2018 is 78,842,762, which is equal to the 69,148,143 diluted weighted-average shares outstanding plus the assumed conversion of 9,694,619 weighted-average shares of participating Preferred Stock. The shares of participating Preferred Stock were excluded from the GAAP net income (loss) per share calculations for both periods due to their anti-dilutive nature.

[3]

The weighted-average share count utilized in the calculation of Adjusted EPS for the nine months ended June 30, 2019 is 78,086,501, which is equal to the 68,391,882 diluted weighted-average shares outstanding plus the assumed conversion of 9,694,619 weighted-average shares of participating Preferred Stock. The weighted-average share count utilized in the calculation of Adjusted EPS for the nine months ended June 30, 2018 is 75,632,096, which is equal to the 69,240,040 diluted weighted-average shares outstanding plus the assumed conversion of 6,392,056 weighted-average shares of participating Preferred Stock. The shares of participating Preferred Stock were excluded from the GAAP net income (loss) per share calculations for both periods due to their anti-dilutive nature.

[4]	The following table presents a breakout of the components of acquisition costs for each of the periods indicated:
	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
Amortization of intangible assets	$51,723	$50,075	$155,508	$105,339
Costs classified as selling, general, and administrative[a]	5,733	9,957	21,337	43,827
Amortization of debt issuance costs	3,026	3,529	9,077	22,123
Total acquisition costs	60,482	63,561	185,922	171,289

__________________________________________________

a.

Selling, general, and administrative costs related to acquisitions are mainly composed of professional fees, branch integration expenses, travel expenses, employee severance and retention costs, and other personnel expenses.

[5]	Business restructuring costs are mainly composed of costs stemming from headcount rationalization efforts.
[6]	Impact of the Tax Cuts and Jobs Act of 2017.
[7]

The effective tax rate applied to these adjustments is calculated by using forecasted adjusted pre-tax income while factoring in estimated discrete tax adjustments for the fiscal year. The tax impact of adjustments for the three months ended June 30, 2019 and 2018 were calculated using an effective tax rate of 33.1% and 29.5%, respectively. The tax impact of adjustments for the nine months ended June 30, 2019 and 2018 were calculated using an effective tax rate of 29.3% and 29.5%, respectively.

We use Adjusted Net Income (Loss) and Adjusted EPS to evaluate financial performance, analyze the underlying trends in our business and establish operational goals and forecasts that are used when allocating resources.

We believe that Adjusted Net Income (Loss) and Adjusted EPS are useful measures because they permit investors to better understand changes in underlying operating performance over comparative periods by providing financial results that are unaffected by cyclical variances that can be driven by items such as investment activity or purchase accounting adjustments.

While we believe Adjusted Net Income (Loss) and Adjusted EPS are useful to investors when evaluating our business, they are not prepared and presented in accordance with United States Generally Accepted Accounting Principles (“GAAP”), and therefore should be considered supplemental in nature. You should not consider Adjusted Net Income (Loss) or Adjusted EPS in isolation or as a substitute for net income and net income per share or diluted earnings per share calculated in accordance with GAAP. Adjusted Net Income (Loss) and Adjusted EPS may have material limitations including, but not limited to, the exclusion of certain costs without a corresponding reduction of net income for the income generated by the assets to which the excluded costs are related. In addition, Adjusted Net Income (Loss) and Adjusted EPS may differ from similarly titled measures presented by other companies.

BEACON ROOFING SUPPLY, INC.

Adjusted EBITDA1

(Unaudited; In thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
Net income (loss)	$30,987	$49,375	$(37,992)	$50,316
Interest expense, net	40,169	39,055	121,800	104,334
Income taxes	5,178	18,090	(21,032)	(53,291)
Depreciation and amortization	69,455	65,887	208,287	146,979
Stock-based compensation	4,637	5,298	12,901	13,133
Acquisition costs[2]	5,733	9,957	21,337	43,827
Business restructuring costs[3]	1,664	-	1,664	-
Adjusted EBITDA	$157,823	$187,662	$306,965	$305,298

Adjusted EBITDA as a % of net sales	8.2%	9.7%	6.0%	6.8%

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[1]

Adjusted EBITDA is defined as net income plus interest expense (net of interest income), income taxes, depreciation and amortization, stock-based compensation, acquisition costs, and business restructuring costs. EBITDA is a measure commonly used in the distribution industry, and we present Adjusted EBITDA to enhance your understanding of our operating performance.

[2]

Represents selling, general, and administrative costs related to acquisitions (excluding the impact of tax). Other items the Company classifies as acquisition costs are embedded in other balances of the table.

[3]	Business restructuring costs are mainly composed of costs stemming from headcount rationalization efforts.

We use Adjusted EBITDA to evaluate financial performance, analyze the underlying trends in our business and establish operational goals and forecasts that are used when allocating resources. We expect to compute Adjusted EBITDA consistently using the same methods each period.

We believe that Adjusted EBITDA is a useful measure because it permits investors to better understand changes in underlying operating performance over comparative periods by providing financial results that are unaffected by cyclical variances that can be driven by items such as investment activity or purchase accounting adjustments.

While we believe Adjusted EBITDA is useful to investors when evaluating our business, it is not prepared and presented in accordance with United States Generally Accepted Accounting Principles (“GAAP”), and therefore should be considered supplemental in nature. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations, or any other items calculated in accordance with GAAP. Adjusted EBITDA may have material limitations including, but not limited to, the exclusion of certain costs without a corresponding reduction of net income for the income generated by the assets to which the excluded costs are related. In addition, Adjusted EBITDA may differ from similarly titled measures presented by other companies.